Exhibit 99.1
OneSpan Reports Second Quarter 2023 Financial Results; Accelerates Plan to Drive Adjusted EBITDA Growth

Second Quarter Financial Results
•Second quarter revenue grew 6% year-over-year to $55.7 million
•Second quarter subscription revenue grew 16% year-over-year to $23.0 million
•Annual Recurring Revenue (ARR) grew 8% year-over-year to $144.4 million1
•Net Retention Rate (NRR) of 106%2
CHICAGO, August 9, 2023 – OneSpan Inc. (Nasdaq: OSPN), the digital agreements security company, today reported financial results for the second quarter ended June 30, 2023.

“We continued to make good progress during the quarter on transforming OneSpan into an enterprise-class company with increased operational rigor across the organization. Our visibility into the execution of our transformation has increased meaningfully over the first two quarters of the plan, and it is apparent that maturing our sales productivity and marketing demand generation engine will take longer than we originally expected, exacerbated in part by current market conditions,” stated OneSpan CEO, Matt Moynahan. “We believe our five-pillar solution strategy, designed to secure an entire digital transaction lifecycle is sound, as it continues to resonate with customers and serves as a foundational element of our transformation strategy. With this backdrop, we are making adjustments to our operating model that are intended to accelerate adjusted EBITDA growth, enable us to return capital to shareholders, and drive value creation by growing profitably over the long term.”
Key Financial Results

Second Quarter 2023 Financial Highlights
•Total revenue was $55.7 million, an increase of 6% compared to $52.8 million for the same quarter of 2022. Digital Agreements revenue was $11.9 million, an increase of 13% year-over-year. Security Solutions revenue was $43.9 million, an increase of 4% year-over-year.
•ARR increased 8% year-over-year to $144.4 million.
•Gross profit was $34.3 million, or 62% gross margin, compared to $35.5 million, or 67% in the same period last year.
•Operating loss was $17.8 million, compared to operating loss of $8.2 million in the same period last year.
•Net loss was $17.8 million, or $(0.44) per diluted share compared to net loss of $9.4 million, or $(0.23) per diluted share in the same period last year. Non-GAAP net loss was $7.4 million, or $(0.18) per diluted share, compared to net loss of $4.0 million, or $(0.10) per diluted share, in the same period last year.3
•Adjusted EBITDA was $(3.8) million compared to $(1.5) million in the same period last year.3
•Cash, cash equivalents and short-term investments were $83.1 million at June 30, 2023 compared to $98.5 million at December 31, 2022 and $97.8 million at June 30, 2022.

Restructuring Plan Expansion

As part of the adjustments to our operating model to focus on profitable long-term growth, OneSpan’s Board has approved additional cost reduction actions. OneSpan anticipates that these actions, which are expected to consist primarily of workforce reductions, will result in approximately $30 million of annualized savings by the end of 2025, and total expected savings in the range of $50 million to $55 million when combined with the expected savings from the Company’s restructuring plan originally adopted in December 2021. In addition, we believe these savings will result in OneSpan achieving an adjusted EBITDA margin of 20% to 23% for the full year 2024. The Company preliminarily estimates that it will incur from $15 million to $20 million in restructuring charges associated with the additional cost reduction actions. Please see the Company’s Form 8-K to be filed August 9, 2023 with the U.S. Securities & Exchange Commission for further information about these additional actions.

Financial Outlook
For the full year 2023, OneSpan expects:
•Revenue to be in the range of $226 million to $232 million, as compared to our previous guidance range of $232 million to $242 million
•ARR to be in the range of $148 million to $152 million, as compared to our previous guidance range of $157 million to $164 million
•Adjusted EBITDA to be in the range of $0 million to $3 million, as compared to our previous guidance range of $3 million to $6 million3

For the Full Year 2024, OneSpan is targeting:
•Revenue growth in the low to mid single digits
•Adjusted EBITDA margin to be in the range of 20% to 23%3

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, August 9, 2023, at 4:30 p.m. ET. During the conference call, Mr. Matthew Moynahan, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the second quarter 2023.

For investors and analysts accessing the conference call by phone, please refer to the press release dated July 17, 2023, announcing the date of OneSpan’s second quarter 2023 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________

1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our plan to drive adjusted EBITDA growth; the outcomes we expect from our recently approved cost reduction actions, including the ability of those actions and our prior restructuring plan to enable us to accelerate adjusted EBITDA growth, enable us to return capital to stockholders, and drive value creation by growing profitably over the long term; estimates concerning the timing and amount of savings, adjusted EBITDA margin and/or restructuring charges that may result from the recently approved cost reduction actions and our prior restructuring plan; our 2023 financial guidance and our financial expectations for 2024; and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", “confident”, or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our strategic transformation plan, or restructuring plan and the recently approved cost reduction actions in the expected timeframes and to achieve the outcomes we expect from them; unintended costs and consequences of our restructuring plan and our planned cost reduction actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, reduced employee morale, attrition of valued employees, adverse effects on our reputation as an employer, loss of institutional know-how, slower customer service response times, and reduced ability to complete or undertake new product development projects and other business, product, technical, compliance or risk mitigation initiatives; our ability to attract new customers and retain and expand sales to existing customers; our ability to effectively develop and expand our sales and marketing capabilities; our ability to hire, train, and retain sales and other employees necessary to implement our strategic transformation plan; our ability to successfully develop and market new product offerings and product enhancements; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; departures of senior management or other key employees; changes in customer requirements; interruptions or delays in the performance of our products and solutions; real or perceived malfunctions or errors in our products; the potential effects of technological changes; economic recession, inflation, and political instability; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; security breaches or cyber-attacks; claims that we have infringed the intellectual property rights of others; litigation or regulatory actions; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; reliance on third parties for certain products and data center services; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Product and license	$30,583	$28,731	$63,729	$58,216
Services and other	25,150	24,059	49,611	47,021
Total revenue	55,733	52,790	113,340	105,237

Cost of goods sold
Product and license	14,038	10,947	25,326	20,026
Services and other	7,401	6,337	14,434	13,027
Total cost of goods sold	21,439	17,284	39,760	33,053

Gross profit	34,294	35,506	73,580	72,184

Operating costs
Sales and marketing	19,713	14,928	39,724	29,928
Research and development	10,090	11,959	19,553	24,055
General and administrative	15,826	12,952	32,479	27,736
Restructuring and other related charges	5,846	2,688	6,552	5,347
Amortization of intangible assets	583	1,217	1,166	2,599
Total operating costs	52,058	43,744	99,474	89,665

Operating loss	(17,764)	(8,238)	(25,894)	(17,481)

Interest income, net	585	35	1,088	18
Other income (expense), net	29	(675)	(11)	14,972

Loss before income taxes	(17,150)	(8,878)	(24,817)	(2,491)
Provision for income taxes	601	472	1,290	1,645

Net loss	$(17,751)	$(9,350)	$(26,107)	$(4,136)

Net loss per share
Basic	$(0.44)	$(0.23)	$(0.65)	$(0.10)
Diluted	$(0.44)	$(0.23)	$(0.65)	$(0.10)

Weighted average common shares outstanding
Basic	40,399	40,157	40,435	39,870
Diluted	40,399	40,157	40,435	39,870

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$83,094	$96,167
Restricted cash	993	1,208
Short-term investments	—	2,328
Accounts receivable, net of allowances	38,154	65,132
Inventories, net	15,003	12,054
Prepaid expenses	7,909	6,222
Contract assets	5,480	4,520
Other current assets	9,318	10,757
Total current assets	159,951	198,387
Property and equipment, net	15,599	12,681
Operating lease right-of-use assets	4,677	8,022
Goodwill	93,294	90,514
Intangible assets, net of accumulated amortization	12,628	12,482
Deferred income taxes	1,887	1,901
Other assets	10,609	11,095
Total assets	$298,645	$335,082
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$17,605	$17,357
Deferred revenue	52,372	64,637
Accrued wages and payroll taxes	16,213	18,345
Short-term income taxes payable	2,372	2,438
Other accrued expenses	8,494	7,664
Deferred compensation	251	373
Total current liabilities	97,307	110,814
Long-term deferred revenue	4,909	6,269
Long-term lease liabilities	5,543	8,442
Long-term income taxes payable	—	2,565
Deferred income taxes	1,240	1,197
Other long-term liabilities	3,047	2,484
Total liabilities	112,046	131,771
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 41,017 and 40,764 shares issued; 39,979 and 39,726 shares outstanding at June 30, 2023 and December 31, 2022, respectively	40	40
Additional paid-in capital	114,073	107,305
Treasury stock, at cost, 1,038 shares outstanding at June 30, 2023 and December 31, 2022	(18,222)	(18,222)
Retained earnings	102,631	128,738
Accumulated other comprehensive loss	(11,923)	(14,550)
Total stockholders' equity	186,599	203,311
Total liabilities and stockholders' equity	$298,645	$335,082

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(26,107)	$(4,136)
Adjustments to reconcile net loss from operations to net cash used in operations:
Depreciation and amortization of intangible assets	2,835	4,043
Impairments of property and equipment, net	2,087	—
Impairments of inventories, net	1,568	—
Gain on sale of equity-method investment	—	(14,810)
Deferred tax benefit	66	729
Stock-based compensation	8,315	2,613
Changes in operating assets and liabilities:
Accounts receivable and allowance for doubtful accounts	27,307	15,429
Inventories, net	(4,299)	(465)
Contract assets	(1,017)	(1,033)
Accounts payable	35	1,202
Income taxes payable	(2,638)	(1,608)
Accrued expenses	(1,728)	(3,454)
Deferred compensation	(122)	(764)
Deferred revenue	(13,940)	(7,160)
Other assets and liabilities	1,248	(1,870)
Net cash used in operating activities	(6,390)	(11,284)

Cash flows from investing activities:
Purchase of short-term investments	—	(15,812)
Maturities of short-term investments	2,330	30,550
Additions to property and equipment	(6,491)	(1,039)
Cash paid for acquisition of business	(1,800)	—
Additions to intangible assets	(14)	(13)
Sale of equity-method investment	—	18,874
Net cash (used in) provided by investing activities	(5,975)	32,560

Cash flows from financing activities:
Repurchase of common stock	—	—
Tax payments for restricted stock issuances	(1,546)	(722)
Repurchase of common stock	—	(5,721)
Net cash used in financing activities	(1,546)	(6,443)

Effect of exchange rate changes on cash	624	(631)

Net (decrease) increase in cash	(13,287)	14,202
Cash, cash equivalents, and restricted cash, beginning of period	97,374	64,228
Cash, cash equivalents, and restricted cash, end of period	$84,087	$78,430

Business Transformation
We are currently in the midst of a business transformation. In May 2022, we announced a three-year strategic transformation plan that began on January 1, 2023. In conjunction with the strategic transformation plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.

•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature and OneSpan Notary. This segment also includes costs attributable to our transaction cloud platform.
•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs) and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are largely on-premises software products and include identity verification, multi-factor authentication and transaction signing solutions, such as mobile application security and mobile software tokens..

Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, amortization expense, and restructuring and other related charges that are incurred directly by a segment. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment.

Prior to 2023, the Company allocated certain cost of goods sold and operating expenses to its two reportable operating segments using a direct cost allocation and an allocation based on revenue split between the segments. During the three months ended March 31, 2023, and as a result of the ongoing strategic transformation, the Company refined its allocation methodology to better align internal and external costs more directly to where the employee efforts are being spent on each segment moving forward. As a result of this change, there was an increase in cost of goods sold and operating expenses being allocated to the Digital Agreements segment, which better aligns with the investments the Company is making to grow that segment as compared to its Security Solutions segment.

Effective with the three months ended September 30, 2022, the Company began allocating amortization of intangible assets expense to operating income (loss) for each of its reportable operating segments in order to better align the expense with the operations of each segment. The Company has updated segment operating income (loss) for the three and six months ended June 30, 2022 to reflect the change in presentation. The allocation change had no impact to the Company's unaudited condensed consolidated financial statements.

Segment and consolidated operating results (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2023	2022	2023	2022
Digital Agreements
Revenue	$11,862	$10,454	$23,414	$23,755
Gross profit	$8,583	$7,647	$17,031	$17,933
Gross margin	72%	73%	73%	75%
Operating income (loss)	$(7,121)	$(462)	$(13,154)	$664

Security Solutions
Revenue	$43,871	$42,336	$89,926	$81,482
Gross profit (1)	$25,711	$27,859	$56,549	$54,251
Gross margin	59%	66%	63%	67%
Operating income (2)	$8,523	$7,999	$24,154	$15,688

Total Company:
Revenue	$55,733	$52,790	$113,340	$105,237
Gross profit	$34,294	$35,506	$73,580	$72,184
Gross margin	62%	67%	65%	69%

Statements of Operations reconciliation:
Segment operating income	$1,402	$7,537	$11,000	$16,352
Corporate operating expenses not allocated at the segment level	(19,166)	(15,775)	(36,894)	(33,833)
Operating loss	$(17,764)	$(8,238)	$(25,894)	$(17,481)
Interest income, net	585	35	1,088	18
Other income (expense), net	29	(675)	(11)	14,972
Loss before income taxes	$(17,150)	$(8,878)	$(24,817)	$(2,491)
(1) Security Solutions gross profit includes $1.6 million of inventory impairments related to discontinuation of investments in our Digipass CX product for the three and six months ended June 30, 2023.
(2) Security Solutions operating income includes $1.6 million of inventory impairments and $1.4 million of capitalized software write-offs related to discontinuation of investments in our Digipass CX product for the three and six months ended June 30, 2023.
Revenue by major products and services (unaudited):

	Three Months Ended June 30,
	2023		2022
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
(In thousands)
Subscription	$10,486	$12,499	$8,736	$11,093
Maintenance and support	1,130	10,473	1,408	10,770
Professional services and other (1)	246	1,253	310	1,690
Hardware products	—	19,646	—	18,783
Total Revenue	$11,862	$43,871	$10,454	$42,336

	Six Months Ended June 30,
	2023		2022
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
(In thousands)
Subscription	$20,834	$32,107	$20,407	$22,691
Maintenance and support	2,126	20,638	2,760	21,364
Professional services and other (1)	454	2,669	588	3,293
Hardware products	—	34,512	—	34,134
Total Revenue	$23,414	$89,926	$23,755	$81,482
(1)Professional services and other includes perpetual software licenses revenue, which was less than 2% of total revenue for the three and six months ended June 30, 2023 and 2022, respectively.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.
These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, impairment of intangible assets, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2023	2022	2023	2022
Net loss	$(17,751)	$(9,350)	$(26,107)	$(4,136)
Interest income, net	(585)	(35)	(1,088)	(18)
Provision for income taxes	601	472	1,290	1,645
Depreciation and amortization of intangible assets (1)	1,516	1,946	2,835	4,043
Long-term incentive compensation (2)	4,571	1,277	8,494	2,501
Restructuring and other related charges	5,846	2,688	6,552	5,347
Other non-recurring items (3)	1,974	1,462	2,559	(10,682)
Adjusted EBITDA	$(3,828)	$(1,540)	$(5,465)	$(1,300)

(1) Includes depreciation and amortization expense directly related to generating cloud subscription revenue of $0.1 million and $0.3 million for the three and six months ended June 30,2023, respectively, and $0 for the three and six months ended June 30, 2022. Costs are recorded in Cost of service and other revenue.
(2) Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was $0.1 million and less than $0.1 million for the three months ended June 30, 2023 and 2022, respectively, and $0.2 million and less than $0.1 million for the six months ended June 30, 2023 and 2022, respectively.
(3) For the three months ended June 30, 2023, other non-recurring items consist of $1.6 million of inventory impairment charges and $0.4 million of fees related to non-recurring projects.

For the three months ended June 30, 2022, other non-recurring items consist of outside services related to our strategic action plan.

For the six months ended June 30, 2023, other non-recurring items consist of $1.6 million of inventory impairment charges and $1.0 million of fees related to non-recurring projects and our acquisition of ProvenDB.

For the six months ended June 30, 2022, other non-recurring items include a $(14.8) million non-operating gain on sale of our investment in Promon and $4.2 million of outside services related to our strategic action plan.

Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share as net income (loss) or diluted net income (loss) per share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, impairment of intangible assets, restructuring costs, and certain other non- recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.
Reconciliation of Net Income (Loss) to Non-GAAP Net Loss
(unaudited)

	Three Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(17,751)	$(9,350)	$(26,107)	$(4,136)
Long-term incentive compensation (1)	4,571	1,277	8,494	2,501
Amortization of intangible assets (2)	583	1,217	1,166	2,599
Restructuring and other related charges	5,846	2,688	6,552	5,347
Other non-recurring items (3)	1,974	1,462	2,559	(10,682)
Tax impact of adjustments (4)	(2,595)	(1,329)	(3,754)	47
Non-GAAP net loss	$(7,372)	$(4,035)	$(11,090)	$(4,324)

Non-GAAP net loss per share	$(0.18)	$(0.10)	$(0.27)	$(0.11)

Shares	40,399	40,157	40,435	39,870
(1) Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was $0.1 million and less than $0.1 million for the three months ended June 30, 2023 and 2022, respectively, and $0.2 million and less than $0.1 million for the six months ended June 30, 2023 and 2022, respectively.
(2) Includes amortization expense directly related to generating cloud subscription revenue of $0.1 million and $0.3 million for the three and six months ended June 30,2023, respectively, and $0 for the three and six months ended June 30, 2022. Costs are recorded in Cost of service and other revenue.
(3) See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.

(4) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

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Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com